Exhibit 10.2

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (“Agreement”) is made this 12th day of August, 2011, by and between NEWPAGE CORPORATION (“NewPage”) and DAVID J. PRYSTASH (“Prystash”) (each individually referred to as a “Party,” and both collectively referred to as the “Parties”).

WHEREAS, effective as of September 22, 2008, and pursuant to an Employment Agreement dated September 8, 2008 (the “Employment Agreement”), Prystash became employed by NewPage;

WHEREAS, Prystash and NewPage Group, Inc. also entered into the NewPage Group, Inc. 2008 Incentive Plan Nonqualified Stock Option Agreement effective as of September 22, 2008 (the “2008 Stock Option Agreement”);

WHEREAS, Prystash and NewPage Group, Inc. also entered into the NewPage Group Inc. 2008 Stock Option Agreement effective as of February 23, 2009 (the “2009 Stock Option Agreement”);

WHEREAS, Prystash and NewPage also entered into the NewPage Corporation 2010 Executive Long-Term Incentive Plan Award Agreement dated January 15, 2010 (the “LTIP”);

WHEREAS, Prystash’s employment with NewPage terminated effective as of May 11, 2011;

WHEREAS, Prystash has made certain allegations and threatened claims relating to or arising out of his employment and the termination of his employment with NewPage against NewPage as well as against certain other entities, including, but not limited to, Cerberus

(generically identified), Ahab Partners LP, NewPage Investments LLC, Cerberus Partners LP, Gabriel Assets LLC, Cerberus Series Two Holdings LLC, Cerberus Series Three Holdings LLC, Cerberus America Series One Holdings LLC Cerberus America Series Two Holdings LLC, and Cerberus Operations and Advisory Company LLC (collectively, the “Other Entities”), which allegations (the “Threatened Claims”) each of NewPage and the Other Entities denies; and

WHEREAS, NewPage and Prystash desire to settle fully and finally all matters between them, including, but not limited to, any and all claims which could be made.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the Parties agree as follows:

1. NewPage shall pay to Prystash, by check payable to “David J. Prystash,” the sum of six hundred thousand dollars ($600,000), less tax deductions required by law, as soon as reasonably practical, but not later than ten (10) business days after delivery of this Agreement, executed by Prystash, to counsel for NewPage. Prystash agrees to indemnify and hold harmless NewPage against and from any and all claims that NewPage failed to withhold or pay taxes from this amount, including but not limited to, paying all taxes, penalties, fees and other amounts claimed to be due, except for that portion of withholding taxes for which NewPage would otherwise have been responsible.

2. The Parties agree to bear their own attorney’s fees and expenses.

3. Prystash understands that he will not be employed by NewPage, or any of the Other Entities, now or in the future, unless Prystash were to be employed by a company acquired by NewPage or one of the Other Entities and such employment commenced prior to the acquisition. Prystash will not knowingly apply for or otherwise seek employment with NewPage or any of the Other Entities.

4. Within fifteen (15) business days of the execution of this Agreement, Prystash will return to NewPage or its attorney all documents, including, but not limited to, any electronic documents, any Confidential Information, as defined in Section 7.1 of the Employment Agreement, and all other property belonging to NewPage or related in any way to Prystash’s employment with NewPage, to the extent he has any such documents and/or property in his possession, custody or control.

5. In consideration for the payment Prystash is receiving pursuant to Section 1 of this Agreement, Prystash, on behalf of himself, his heirs, executors, administrators, representatives, agents, attorneys and assigns of every kind, hereby irrevocably, fully, unconditionally and forever releases, discharges and holds harmless, to the fullest extent permitted by applicable law, NewPage and the Other Entities, and each of their subsidiaries, predecessors, successors, assigns, affiliates, divisions and benefit plans, as well as all of their respective past, present and future directors, officers, trustees, shareholders, members, partners, employees, plan administrators, agents, investors, representatives and attorneys (each as applicable) (all of whom are referred to collectively in this Agreement as the “NewPage Releasees”), from and against any and all manner of claims, actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, demands and losses of any kind or nature whatsoever (based on any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, including without limitation any claims for attorneys fees or costs), whether known or unknown, that Prystash has or may hereafter have against the NewPage Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world until and through the Effective Date directly or indirectly related to or arising out of Prystash’s past or present business relationships with the NewPage Releasees, including but not limited to: any and all matters relating to or arising out of Prystash’s employment and termination of employment, the Threatened Claims, the Employment Agreement, the 2008 Stock Option Agreement, the 2009 Stock Option Agreement, the LTIP, any and all other agreements or plans relating to or arising out of Prystash’s employment with NewPage (including all amendments, modifications or changes otherwise thereto), and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 et seq., 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., any applicable labor and employment laws of the state of Ohio or any other federal, state, local or foreign law prohibiting discrimination, harassment or retaliation (collectively the “NewPage Claims”).

Without limiting the foregoing, and for avoidance of doubt, Prystash understands and agrees that by signing this Agreement and releasing the NewPage Claims:

(a) Prystash is specifically and voluntarily waiving, releasing and forever giving up any and all claims that Prystash may have against the NewPage Releasees for unlawful discrimination, harassment or retaliation or any kind or nature, including without limitation those based on the his age, sex, race, color, religion, national origin, citizenship, veteran status, sexual orientation, disability, handicap, or any other status protected by applicable law, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, defamation, or injuries incurred on the job or as a result otherwise;

(b) Prystash is specifically and voluntarily waiving, releasing and forever giving up any and all claims that Prystash may have against the NewPage Releasees for breach of contract, severance pay or separation pay, vacation pay, holiday pay, breach of promise, wrongful discharge, unjust dismissal, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, defamation, wrongful denial of benefits, intentional or negligent infliction of emotional distress, negligence and any other intentional torts; and

(c) Prystash is specifically and voluntarily waiving, releasing and forever giving up all NewPage Claims through and including the Effective Date, including, but not limited to, any alleged injuries or damages suffered at any time after the Effective Date by reason of the continued effects of alleged discriminatory acts or other conduct that occurred on or before the Effective Date.

Prystash understands and agrees that, in exchange for the release of the NewPage Claims, this Agreement provides him with consideration he otherwise would not receive based on the disputes among Prystash, on one hand, and NewPage and the Other Entities, on the other. Prystash agrees that he is not entitled to and will not become entitled to anything from the NewPage Releasees, other than as set forth in this Agreement, and that he will not seek anything further from the NewPage Releasees.

6. Prystash promises and agrees that, from and after the Effective Date, Prystash will not, either individually or with any other person or entity, commence, maintain, prosecute, participate as a party, or permit to be filed by any other person or entity on my behalf, any action, charge, lawsuit, complaint or any administrative, arbitral, judicial or other proceeding with any governmental agency, or against any of the NewPage Releasees with respect to any of the NewPage Claims released by Prystash pursuant to Sections 6 and 7, above. Prystash understands that this Section bars Prystash from initiating legal action only to the fullest extent such a prohibition is valid under law. In addition, Prystash agrees that, from and after the Effective Date, and to the fullest extent permitted under applicable law, Prystash will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against any NewPage Releasees brought by or on behalf of any administrative agency or any employee or former employees of NewPage other than pursuant to a valid judicial subpoena or court order. If any person or entity brings a NewPage Claim released under this Agreement on Prystash’s behalf, Prystash will waive any right to recovery thereunder and will use commercially reasonable efforts to cooperate with the NewPage Releasees to have the claim(s) dismissed.

7. Prystash specifically understands and agrees that any outstanding options to purchase shares of NewPage Group Common Stock, including, but not limited to, those set forth in the 2008 Stock Option Agreement, the 2009 Stock Option Agreement, and any amendments, modifications or changes otherwise thereto are extinguished.

8. Prystash affirms:

(a)	that he has not filed, caused to be filed, or presently is a party to any pending action against any of the NewPage Releasees;

(b)	that he has not suffered any workplace injuries or occupational diseases; and

(c)	that he has not been retaliated against for reporting any allegations of wrongdoing for reporting any allegations of wrongdoing against any of the NewPage Releasees or the Other Releasees.

9. The Parties and their attorneys understand and agree that an essential element of this Agreement is the avoidance of public disclosure, publicity and commentary concerning the Threatened Claims, the existence of this Agreement and the terms of this settlement other than as expressly set forth herein. The Parties represent that they have not disclosed to anyone other than their attorneys and immediate family members the terms of the settlement of this matter. The Parties and their attorneys will hold in strictest confidence, and will not disclose to anyone the terms of settlement, other than to appropriate taxing authorities, to immediate family members and financial and tax advisors, except as required by law, and the parties and their attorneys will advise these persons of their obligations of confidentiality hereunder. If the Parties receive inquiries regarding the Threatened Claims or this Agreement, they may state that the matter has been resolved or that it has been resolved to the satisfaction of the parties.

The Parties shall not make any public derogatory remarks concerning each other, except as required by law, and shall not initiate any contact regarding the Threatened Claims or any aspect of this Agreement with the press or any other media. The Parties understand that this Agreement is a confidential document which may not be discussed, disclosed or disseminated in any manner, except to appropriate taxing authorities and to their financial and tax advisors, attorneys and immediate family members and as required by law or court order.

Prystash understands that NewPage will file any and all disclosures required by law, such as those required by the Securities and Exchange Commission, and such disclosures will be in compliance with, and are anticipated by, the provisions of this Section.

Prystash will not contact or communicate voluntarily with any current or former employee of NewPage, or any of the Other Entities, or their attorneys, regarding the terms of this Agreement. NewPage shall respond to any inquiry made about Prystash by any prospective employer or employment placement service only by providing Prystash’s “date of hire” and “date of separation.”

10. This Agreement and any confidentiality, non-solicitation and/or non-competition agreement Prystash has signed, which are incorporated into this Agreement by reference, represent the entire agreement between Prystash and NewPage concerning his rights relating to NewPage upon Prystash’s separation. Prystash specifically understands and agrees that he shall remain bound by and comply with the terms, conditions and obligations set forth in Section 6 (non-disparagement) and Section 7 (Restrictions and Obligations of Executive) of the Employment Agreement, including without limitation, Section 7.5 (Remedies and Specific Performance) and Section 8 (Other Provisions) of the Employment Agreement. In addition, Prystash hereby represents and warrants that he has remained in full compliance with Sections 6 and 7 of the Employment Agreement through the effective date of this Agreement.

11. Prystash hereby agrees that he shall make himself reasonably available to, and shall cooperate with, NewPage and its affiliates, at NewPage’s sole cost and expense, with respect to any matter about which Prystash has knowledge arising out of his employment with NewPage, or any roles or positions Prystash had with NewPage or any of its affiliates, including, without limitation, providing interviews, affidavits and testimony in connection with any past, present or future Proceeding involving NewPage or its affiliates. For purposes of this Agreement, the term “Proceeding” means any and all past, present and future actions, causes of action, suits, litigation, complaints, controversies, threats, demands, inquiries, investigations, or other proceedings, whether formal or informal, and whether pending or threatened or otherwise.

12. This Agreement will be binding on Prystash and anyone who succeeds to Prystash’s rights and responsibilities, such as his heirs or the executor of his estate. This Agreement is made not only for the benefit of the NewPage Releasees, including the individuals and entities collectively described herein, but also for all who succeed to their rights and responsibilities, such as the successors and assigns of the named corporate entities and the heirs and executors of the estates of the individuals.

13. This Agreement shall not be construed as an admission by NewPage or any of the Other Entities of any wrongdoing or any violation of any federal, state or local law. NewPage and the Other Entities specifically deny any such wrongdoing or violation.

14. Prystash acknowledges that he has been advised to consult with an attorney prior to signing this Agreement. Prystash is signing this Agreement knowingly, voluntarily and with full understanding of its terms and effects. Prystash is signing this Agreement of his own free will without any duress, being fully informed and after due deliberation. Prystash acknowledges that he has not relied on any representations or statements not set forth in this Agreement.

15. Prystash understands and agrees that each of the individuals and entities identified as NewPage Releasees are intended third-party beneficiaries of the releases and undertakings conveyed by Prystash in this Agreement, and that each such third-party beneficiary will have the right to enforce the terms and conditions of this Agreement directly, in its own name and its own right, to the fullest extent.

16. This Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any provision of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced or by those courts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

17. This Agreement contains the complete agreement among the Parties with respect to its subject matter, and supersedes all prior agreements, arrangements or understandings with respect to the subject matter of this Agreement, except as expressly set forth herein. This Agreement may only be modified in a writing signed by all Parties. The provisions of this Agreement are severable and the unenforceability or invalidity of any provision of this

Agreement will not render any other provision unenforceable or invalid. This Agreement may be signed in multiple counterparts, any of which may be signed and exchanged by email or facsimile, each of which when so executed will constitute an original.

18. Prystash acknowledges that he has been given the opportunity to review and consider this Release for twenty-one (21) days from the date he received a copy. If Prystash elects to sign before the expiration of the twenty-one (21) days, Prystash acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period. Prystash may revoke this Agreement after signing it by delivering written notice to counsel for NewPage within seven days after the signing date shown below (the “Revocation Period”). This Agreement, provided it is not revoked, will be effective on the day after the end of the Revocation Period (the “Effective Date”). If Prystash so revokes this Agreement, then the parties will automatically return to the status quo existing immediately prior to Prystash’s execution of this Agreement.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WITNESS:

/s/ David J. Prystash
David J. Prystash

NEWPAGE CORPORATION

	By:	/s/ George F. Martin

	Its:	President and Chief Executive Officer